Exhibit 99.4
Maple Parent Holdings Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Twelve Months Ended
(in millions, except per share data)	March 31, 2017	June 24, 2017	June 24, 2017	September 30, 2017		December 31, 2017
Net sales	$968	$948	$1,916	$1,140	$3,056	$1,170	$4,226
Cost of sales	483	493	976	593	1,569	656	2,225
Gross profit	485	455	940	547	1,487	514	2,001
Selling, general and administrative expenses	201	188	389	244	633	212	845
Transportation and warehouse costs	61	55	116	58	174	66	240
Restructuring expenses	2	28	30	15	45	6	51
Operating income	221	184	405	230	635	230	865
Other income (loss), net	2	1	3	(3)	—	(4)	(4)
Gain (loss) on financial instruments, net	7	(34)	(27)	9	(18)	20	2
Gain (loss) on foreign currency, net	(10)	(1)	(11)	(10)	(21)	(5)	(26)
Loss on extinguishment of debt	(52)	—	(52)	(2)	(54)	(5)	(59)
Interest expense - related party	(25)	(25)	(50)	(25)	(75)	(25)	(100)
Interest expense	(55)	(36)	(91)	(36)	(127)	(28)	(155)
Income before income taxes	88	89	177	163	340	183	523
Income tax benefit (expense)	(28)	(28)	(56)	(46)	(102)	437	335
Net income	60	61	121	117	238	620	858
Net income attributable to noncontrolling interests	(1)	(1)	(2)	(1)	(3)	(7)	(10)
Net income attributable to Maple Parent Holdings Corp.	$59	$60	$119	$116	$235	$613	$848

Maple Parent Holdings Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	March 31, 2018	June 30, 2018	June 30, 2018
Net sales	$948	$949	$1,897
Cost of sales	476	467	943
Gross profit	472	482	954
Selling, general and administrative expenses	190	212	402
Transportation and warehouse costs	56	48	104
Transaction costs	36	44	80
Restructuring expenses	6	8	14
Operating income	184	170	354
Other income (loss), net	(8)	12	4
Gain (loss) on financial instruments, net	28	10	38
Gain (loss) on foreign currency, net	(13)	(6)	(19)
Loss on extinguishment of debt	(1)	—	(1)
Interest expense - related party	(25)	(26)	(51)
Interest expense	(25)	(61)	(86)
Income before income taxes	140	99	239
Income tax benefit (expense)	(52)	(13)	(65)
Net income	88	86	174
Net income attributable to noncontrolling interests	(1)	(2)	(3)
Net income attributable to Maple Parent Holdings Corp.	$87	$84	$171